EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

•Record fourth quarter net income of $29.6 million, an increase of 70.6%, compared to the same period in 2019;
•Record annual net income of $82.2 million, an increase of 10.2%, compared to the same period in 2019;
•Annualized return on fourth quarter average assets of 1.64%;
•Annualized return on fourth quarter average tangible equity of 18.71%(1); and
•Nonperforming assets remained low at 0.25% of total assets.

Tyler, Texas (January 27, 2021) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the quarter and year ended December 31, 2020. Southside reported net income of $29.6 million for the three months ended December 31, 2020, an increase of $12.2 million, or 70.6%, compared to $17.3 million for the same period in 2019. Earnings per diluted common share increased $0.38, or 74.5%, to $0.89 for the three months ended December 31, 2020, from $0.51 for the same period in 2019. The annualized return on average shareholders’ equity for the three months ended December 31, 2020 was 13.77%, compared to 8.42% for the same period in 2019.  The annualized return on average assets was 1.64% for the three months ended December 31, 2020, compared to 1.03% for the same period in 2019.

“The ability to report record annual net income, combined with strong asset quality metrics, during a year challenged by a pandemic and the related uncertainties, while implementing ASU 2016-13(2) (“CECL”), in my opinion, makes 2020 by far the best year in the history of the bank,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “The $12.2 million increase in net income for the fourth quarter compared to the same period in 2019, was driven by an increase in net interest income and a decrease in provision for credit losses. During the fourth quarter, we expensed approximately $1.0 million related to branch closures. Asset quality metrics remained strong with nonperforming assets to total assets at year end of 0.25%. As of January 25, 2021, and since the release of our second quarter results in July, total modified loans due to the impact of COVID-19 have decreased approximately $291 million, or 89%, from $326 million as of July 20, to $35 million, or 1.0% of total loans, net of Paycheck Protection Program (“PPP”) loans. On a linked quarter basis, our net interest margin(1) increased 18 basis points to 3.20%, of which approximately 14 basis points was attributable to additional accretion income on PPP loans forgiven by the Small Business Administration (“SBA”) during the quarter. Despite the extremely low interest rate environment during much of 2020, we were able to successfully maintain and slightly increase Southside’s net interest margin(1) when compared to 2019.”

“During the fourth quarter, loans decreased $132.2 million primarily due to the $88 million decrease in PPP loans and a few large payoffs in commercial real estate loans. Our loan pipeline continues to grow as lending opportunities in our markets are steadily increasing. We anticipate further forgiveness of PPP loans and additional large payoffs will challenge overall loan growth during the first quarter of 2021. Our balance sheet, capital position and underlying earnings continue to be a source of strength, as reflected in our fourth quarter results.”

“On November 9, 2020, we announced the successful completion of Southside’s $100 million subordinated debt offering. Through the issuance of the notes bearing a coupon of 3.875%, we were able to raise low cost capital without dilution to existing shareholders.”

“The pandemic continues to impact the markets we serve and uncertainties remain, however we are encouraged by the vaccine rollout and the increased economic activity in our markets. I am extremely proud of the dedication and professionalism consistently shown by our team members as they safely and efficiently served our customers and they deserve the credit for this outstanding year.”

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Operating Results for the Three Months Ended December 31, 2020
Net income was $29.6 million for the three months ended December 31, 2020, compared to $17.3 million for the same period in 2019, an increase of $12.2 million, or 70.6%. Earnings per diluted common share were $0.89 for the three months ended December 31, 2020, compared to $0.51 for the same period in 2019, an increase of 74.5%. The increase in net income was driven by an increase in net interest income and a decrease in the provision for credit losses. Annualized returns on average assets and average shareholders’ equity for the three months ended December 31, 2020 were 1.64% and 13.77%, respectively.  Our efficiency ratio and efficiency ratio (FTE)(1) was 49.86% and 47.36%, respectively, for the three months ended December 31, 2020, compared to 52.77% and 50.07%, respectively, for the three months ended September 30, 2020.
Net interest income for the three months ended December 31, 2020 was $48.7 million compared to $43.2 million for the same period in 2019, an increase of 12.8%. The increase in net interest income compared to the same period in 2019 was due to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs, partially offset by a decrease in interest income due to a decrease in the average yield on our interest earning assets during the three months ended December 31, 2020. Linked quarter, net interest income increased $2.1 million, or 4.6%, compared to $46.6 million during the three months ended September 30, 2020. The increase was primarily due to an increase in interest income as a result of an increase in the average yield on loans and to a lesser extent, an increase in the average yield of our securities portfolio. The decrease in interest expense was driven by a decrease in the average interest rate and average balance of our interest bearing deposits, which also contributed to the overall increase in net interest income.
Our net interest margin and tax equivalent net interest margin(1) was 3.00% and 3.20%, respectively, for the three months ended December 31, 2020, compared to 2.84% and 2.98%, respectively, for the same period in 2019. Our net interest margin and tax equivalent net interest margin(1) linked quarter increased from 2.83% and 3.02%, respectively, for the three months ended September 30, 2020.
Noninterest income was $10.9 million for the three months ended December 31, 2020, an increase of $0.4 million, or 4.2%, compared to $10.5 million for the same period in 2019, largely driven by an increase in net gain on sale of loans due to an increase in volume of loans sold. On a linked quarter basis, noninterest income decreased $0.2 million, or 2.2%, compared to the three months ended September 30, 2020.
Noninterest expense was $31.3 million for the three months ended December 31, 2020, an increase of $0.4 million, or 1.2%, compared to $30.9 million for the same period in 2019. On a linked quarter basis, noninterest expense decreased $0.3 million, or 1.0%, compared to the three months ended September 30, 2020.
Income tax expense increased $1.4 million for the three months ended December 31, 2020 compared to the same period in 2019. On a linked quarter basis, income tax expense increased $0.5 million, or 12.7%. Our effective tax rate (“ETR”) decreased to 12.6% for the three months ended December 31, 2020 compared to 14.1% for the three months ended December 31, 2019 and increased marginally compared to 12.3% for the three months ended September 30, 2020. The lower ETR for the three months ended December 31, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income for the three months ended December 31, 2020.
Operating Results for the Year Ended December 31, 2020
Net income was $82.2 million for the year ended December 31, 2020, compared to $74.6 million for the same period in 2019, an increase of $7.6 million, or 10.2%. Earnings per diluted common share were $2.47 for the year ended December 31, 2020, compared to $2.20 for the same period in 2019, an increase of 12.3%. The increase in net income was primarily driven by increases in net interest income and noninterest income, partially offset by the increase in the provision for credit losses and an increase in noninterest expense. The increase in the provision for credit losses for the year ended December 31, 2020 was primarily due to the economic environment related to COVID-19 and the resulting impact on the economic assumptions used in the CECL model. The adoption of CECL(2) replaced the incurred loss model with an expected credit loss methodology. Annualized returns on average assets and average shareholders’ equity for the year ended December 31, 2020 were 1.14% and 9.91%, respectively.  Our efficiency ratio and efficiency ratio (FTE)(1) was 51.85% and 49.36%, respectively, for the year ended December 31, 2020, compared to 54.25% and 52.36%, respectively, for the year ended December 31, 2019.
Net interest income for the year ended December 31, 2020 was $187.3 million, compared to $169.8 million during the same period in 2019, an increase of $17.5 million, or 10.3%. The increase in net interest income compared to the same period in 2019 was due to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs on our interest bearing liabilities, partially offset by a decrease in interest income due to a lower yield on our interest earning assets during the year ended December 31, 2020.
Our net interest margin and tax equivalent net interest margin(1) was 2.89% and 3.07%, respectively, for the year ended December 31, 2020, compared to 2.93% and 3.06%, respectively, for the same period in 2019. The increase in tax equivalent
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net interest margin(1) was due to lower funding costs on our interest bearing liabilities, partially offset by a decrease in interest income due to a lower average yield on our interest earning assets during the year ended December 31, 2020.
Noninterest income was $49.7 million for the year ended December 31, 2020, an increase of 17.4%, compared to $42.4 million for the same period in 2019. The increase was due to the increases in net gain on sale of securities available for sale and gain on sale of loans, partially offset by decreases in deposit services income and trust fees.
Noninterest expense was $123.3 million for the year ended December 31, 2020, compared to $119.3 million for the same period in 2019, an increase of $4.0 million, or 3.4%. The increase was the result of increases in salaries and employee benefits, net occupancy expense, other noninterest expense, software and data processing expense and FDIC insurance, partially offset by decreases in advertising, travel and entertainment expense, amortization of intangibles and professional fees.
Income tax expense decreased $1.9 million, or 14.3%, for the year ended December 31, 2020, compared to the same period in 2019. Our ETR was approximately 12.1% and 15.1% for the years ended December 31, 2020 and 2019, respectively. The lower ETR for the year ended December 31, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At December 31, 2020, we had $7.01 billion in total assets, compared to $6.75 billion at December 31, 2019 and $7.19 billion at September 30, 2020.
Loans at December 31, 2020 were $3.66 billion, an increase of $89.6 million, or 2.5%, compared to $3.57 billion at December 31, 2019. Linked quarter loans decreased $132.2 million, or 3.5%, from $3.79 billion at September 30, 2020. The linked quarter net decrease in loans consisted primarily of decreases of $72.0 million of commercial loans, $31.5 million of commercial real estate loans, $28.5 million of construction loans, $18.4 million of 1-4 family residential loans and $3.6 million of loans to individuals, partially offset by an increase of $21.7 million of municipal loans. On a linked quarter basis, our PPP loans, a component of the commercial loan category net of deferred fees, decreased $87.9 million, or 29.0%, from $302.8 million to $214.8 million due to loans forgiven by the SBA.
Securities at December 31, 2020 were $2.70 billion, an increase of $202.8 million, or 8.1%, compared to $2.49 billion at December 31, 2019. The increase occurred primarily during the first quarter of 2020. Linked quarter, securities decreased $52.3 million, or 1.9%, from $2.75 billion at September 30, 2020 primarily due to principal pay downs of mortgage related securities.
Deposits at December 31, 2020 were $4.93 billion, an increase of $229.6 million, or 4.9%, compared to $4.70 billion at December 31, 2019, largely driven by PPP loan disbursements deposited into our commercial accounts and stimulus checks deposited during the second quarter. Linked quarter, deposits decreased $170.7 million, or 3.3%, from $5.10 billion at September 30, 2020, primarily due to a decrease in brokered certificates of deposit (“CDs”) and public fund CDs.
CECL Adoption and Asset Quality
During the first quarter of 2020, we adopted ASU 2016-13(2), Financial Instruments - Credit Losses, often referred to as CECL. Upon the adoption of CECL, we recorded a cumulative-effect adjustment that decreased retained earnings by $7.8 million, net of tax. This adjustment was the result of a $5.3 million increase in the allowance for loan losses, from $24.8 million at December 31, 2019 to $30.1 million upon adoption, including $0.2 million for purchased loans with credit deterioration, and a $4.8 million increase in other liabilities related to the allowance for off-balance-sheet credit exposures.
Based on the credit quality of our securities portfolio, the adoption of CECL did not result in the recording of an allowance for credit losses on our held-to-maturity securities.
Nonperforming assets at December 31, 2020 were $17.5 million, or 0.25% of total assets, an increase of $31,000, or 0.2%, compared to $17.4 million, or 0.26% of total assets, at December 31, 2019, and an increase from $16.8 million, or 0.23% of total assets, at September 30, 2020. During the year ended December 31, 2020, nonaccrual loans increased $2.8 million, or 55.4%.
The allowance for loan losses increased to $49.0 million, or 1.34% of total loans, at December 31, 2020, compared to $24.8 million, or 0.69% of total loans, at December 31, 2019. The allowance for loan losses was $55.1 million, or 1.45% of total loans, at September 30, 2020. The increase year-to-date is due to the adoption of CECL and the economic uncertainty related to the COVID-19 pandemic and resulting expected losses.
For the three months ended December 31, 2020, we recorded a reversal of provision for credit losses for loans of $5.9 million, compared to a provision for loan losses of $2.5 million for the three months ended December 31, 2019 and a reversal of provision for credit losses of $4.4 million for the three months ended September 30, 2020. The provision for credit losses for the year ended December 31, 2020 was $20.1 million, compared to $5.1 million for the year ended December 31, 2019. The
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increase during 2020 was primarily due to the economic impact of COVID-19 on macroeconomic factors used in the CECL methodology, including the potential for credit deterioration. The partial reversal of provision for credit losses during the three months ended December 31, 2020, was largely driven by an improvement in the economic forecasts. However, if the COVID-19 pandemic and economic impact is prolonged, it is likely that credit losses and nonperforming assets may increase. Net charge-offs were $0.2 million for the three months ended December 31, 2020, compared to net charge-offs of $2.8 million for the three months ended December 31, 2019 and $0.4 million of net charge-offs for the three months ended September 30, 2020. Net charge-offs were $1.2 million for the year ended December 31, 2020, compared to $7.3 million for the year ended December 31, 2019.
For the three months ended December 31, 2020, we recorded a provision for credit losses for off-balance-sheet credit exposures of $0.4 million and a reversal of provision of $0.1 million and $0.3 million for the three months ended December 31, 2019 and September 30, 2020, respectively. The provision for credit losses for off-balance-sheet credit exposures for the year ended December 31, 2020 was $0.1 million, compared to a reversal of provision of $0.4 million for the year ended December 31, 2019. The balance of the allowance for off-balance-sheet credit exposures at December 31, 2020 was $6.4 million and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a fourth quarter cash dividend of $0.32 and a special cash dividend of $0.05 per share on November 10, 2020, which was paid on December 10, 2020, to all shareholders of record as of November 25, 2020.

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(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
(2) We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit loss (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable.

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Conference Call
Southside's management team will host a conference call to discuss its fourth quarter and year ended December 31, 2020 financial results on Wednesday, January 27, 2021 at 9:00 a.m. CST.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 3585087 or by identifying “Southside Bancshares, Inc., Fourth Quarter and Year End 2020 Earnings Call.”  To listen to the call via webcast, register at https://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 12:00 p.m. CST January 27, 2021 through 12:00 p.m. CST February 8, 2021 by accessing the company website, https://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) net interest margin (FTE), (iii) net interest spread (FTE), and (iv) efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% for the years ended December 31, 2020 and 2019 to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), net interest margin (FTE) and net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

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About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $7.01 billion in assets as of December 31, 2020, that owns 100% of Southside Bank.  Southside Bank currently has 57 branches in Texas and operates a network of 79 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written materials, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, including the impact of the COVID-19 pandemic on the economy and our operations, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  The most recent factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the negative impact of the COVID-19 pandemic on our business, financial position, operations and prospects, including our ability to continue our business activities in certain communities we serve, the duration of the pandemic and its continued effects on financial markets, a reduction in financial transactions and business activities resulting in decreased deposits and reduced loan originations, increases in unemployment rates impacting our borrowers' ability to repay their loans, our ability to manage liquidity in a rapidly changing and unpredictable market, additional interest rate changes by the Federal Reserve and other government actions in response to the pandemic, including additional quarantines, regulations or laws enacted to counter the effects of the COVID-19 pandemic on the economy.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under “Part I - Item 1. Forward Looking Information” and “Part I - Item 1A. Risk Factors,” the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 and the quarter ended June 30, 2020, under “Part II - Item 1A. Risk Factors” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2020				2019
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
ASSETS
Cash and due from banks	$87,357	$81,643	$81,271	$71,727	$66,949
Interest earning deposits	21,051	14,561	19,535	40,486	43,748
Securities available for sale, at estimated fair value	2,587,305	2,633,519	2,679,521	2,813,024	2,358,597
Securities held to maturity, at net carrying value	108,998	115,089	120,384	134,491	134,863
Total securities	2,696,303	2,748,608	2,799,905	2,947,515	2,493,460
Federal Home Loan Bank stock, at cost	25,259	35,860	55,689	54,696	50,087
Loans held for sale	3,695	8,686	3,392	1,830	383
Loans	3,657,779	3,789,975	3,852,571	3,601,002	3,568,204
Less: Allowance for loan losses	(49,006)	(55,110)	(59,868)	(53,638)	(24,797)
Net loans	3,608,773	3,734,865	3,792,703	3,547,364	3,543,407
Premises & equipment, net	144,576	147,169	147,715	146,212	143,912
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	9,744	10,569	11,450	12,381	13,361
Bank owned life insurance	115,583	114,928	114,248	101,066	100,498
Other assets	94,770	92,955	102,587	149,245	91,992
Total assets	$7,008,227	$7,190,960	$7,329,611	$7,273,638	$6,748,913

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,354,815	$1,363,228	$1,398,179	$1,065,708	$1,040,112
Interest bearing deposits	3,577,507	3,739,798	3,672,365	3,673,415	3,662,657
Total deposits	4,932,322	5,103,026	5,070,544	4,739,123	4,702,769
Other borrowings and Federal Home Loan Bank borrowings	855,699	994,512	1,165,463	1,492,270	1,001,102
Subordinated notes, net of unamortized debt issuance costs	197,251	98,708	98,663	98,619	98,576
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,255	60,254	60,253	60,251	60,250
Other liabilities	87,403	95,312	117,083	87,575	81,636
Total liabilities	6,132,930	6,351,812	6,512,006	6,477,838	5,944,333
Shareholders' equity	875,297	839,148	817,605	795,800	804,580
Total liabilities and shareholders' equity	$7,008,227	$7,190,960	$7,329,611	$7,273,638	$6,748,913

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020				2019
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Income Statement:
Total interest income	$56,904	$55,677	$58,495	$60,752	$60,533
Total interest expense	8,197	9,091	11,224	16,051	17,357
Net interest income	48,707	46,586	47,271	44,701	43,176
Provision for credit losses (1)	(5,545)	(4,746)	5,245	25,247	2,508
Net interest income after provision for credit losses	54,252	51,332	42,026	19,454	40,668
Noninterest income
Deposit services	6,419	6,129	5,532	6,279	6,647
Net (loss) gain on sale of securities available for sale	(24)	78	2,662	5,541	42
Gain on sale of loans	848	1,071	683	170	104
Trust fees	1,354	1,253	1,221	1,305	1,685
Bank owned life insurance	655	680	650	569	582
Brokerage services	628	564	499	580	531
Other	1,020	1,366	946	1,054	874
Total noninterest income	10,900	11,141	12,193	15,498	10,465
Noninterest expense
Salaries and employee benefits	19,609	19,344	18,629	19,643	19,406
Net occupancy	3,795	3,595	3,668	3,311	3,234
Advertising, travel & entertainment	504	519	292	832	791
ATM expense	290	271	233	224	236
Professional fees	986	961	1,082	1,195	1,142
Software and data processing	1,220	1,215	1,295	1,227	1,259
Communications	490	495	506	493	485
FDIC insurance	456	469	174	25	—
Amortization of intangibles	825	881	931	980	1,030
Other (1)	3,140	3,866	3,046	2,590	3,361
Total noninterest expense	31,315	31,616	29,856	30,520	30,944
Income before income tax expense	33,837	30,857	24,363	4,432	20,189
Income tax expense	4,265	3,783	2,809	479	2,854
Net income	$29,572	$27,074	$21,554	$3,953	$17,335

Common Share Data:
Weighted-average basic shares outstanding	33,055	33,047	33,016	33,691	33,790
Weighted-average diluted shares outstanding	33,125	33,098	33,083	33,805	33,934
Common shares outstanding end of period	32,951	33,072	33,032	33,012	33,823
Earnings per common share
Basic	$0.89	$0.82	$0.65	$0.12	$0.51
Diluted	0.89	0.82	0.65	0.12	0.51
Book value per common share	26.56	25.37	24.75	24.11	23.79
Tangible book value per common share (2)	20.16	18.97	18.32	17.64	17.45
Cash dividends paid per common share	0.37	0.31	0.31	0.31	0.34

Selected Performance Ratios:
Return on average assets	1.64%	1.48%	1.17%	0.23%	1.03%
Return on average shareholders’ equity	13.77	12.89	10.82	1.93	8.42
Return on average tangible common equity (2)	18.71	17.73	15.24	3.11	11.97
Average yield on earning assets (FTE) (2)	3.70	3.57	3.69	4.06	4.12
Average rate on interest bearing liabilities	0.68	0.73	0.87	1.30	1.46
Net interest margin (FTE) (2)	3.20	3.02	3.02	3.03	2.98
Net interest spread (FTE) (2)	3.02	2.84	2.82	2.76	2.66
Average earning assets to average interest bearing liabilities	133.56	131.92	129.03	126.22	128.00
Noninterest expense to average total assets	1.74	1.73	1.63	1.78	1.85
Efficiency ratio (FTE) (2)	47.36	50.07	48.29	51.91	53.87
(1)Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.
(2)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-8

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2020				2019
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Nonperforming Assets:	$17,480	$16,822	$17,600	$17,403	$17,449
Nonaccrual loans (1)	7,714	5,971	5,639	5,221	4,963
Accruing loans past due more than 90 days (1)	—	—	—	—	—
Troubled debt restructured loans (2)	9,646	10,307	11,367	11,448	12,014
Other real estate owned	106	536	586	734	472
Repossessed assets	14	8	8	—	—

Asset Quality Ratios:
Nonaccruing loans to total loans	0.21%	0.16%	0.15%	0.14%	0.14%
Allowance for loan losses to nonaccruing loans	635.29	922.96	1,061.68	1,027.35	499.64
Allowance for loan losses to nonperforming assets	280.35	327.61	340.16	308.21	142.11
Allowance for loan losses to total loans	1.34	1.45	1.55	1.49	0.69
Nonperforming assets to total assets	0.25	0.23	0.24	0.24	0.26
Net charge-offs (recoveries) to average loans	0.02	0.04	0.01	0.06	0.32

Capital Ratios:
Shareholders’ equity to total assets	12.49	11.67	11.15	10.94	11.92
Common equity tier 1 capital	14.68	14.24	13.68	12.81	14.07
Tier 1 risk-based capital	16.08	15.63	15.06	14.13	15.46
Total risk-based capital	21.78	19.03	18.51	17.35	18.43
Tier 1 leverage capital	9.81	9.50	9.05	9.45	10.18
Period end tangible equity to period end tangible assets (3)	9.77	8.99	8.50	8.25	9.03
Average shareholders’ equity to average total assets	11.92	11.49	10.86	11.94	12.28

(1)Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.
(2)Prior to the adoption of CECL, included $0.8 million in PCI loans restructured as of December 31, 2019.
(3)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-9

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020				2019
Loan Portfolio Composition	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Real Estate Loans:
Construction	$581,941	$610,394	$570,801	$603,952	$644,948
1-4 Family Residential	719,952	738,343	761,815	787,875	787,562
Commercial	1,295,746	1,327,233	1,406,541	1,350,818	1,250,208
Commercial Loans	557,122	629,170	639,162	383,984	401,521
Municipal Loans	409,028	387,286	377,428	375,934	383,960
Loans to Individuals	93,990	97,549	96,824	98,439	100,005
Total Loans	$3,657,779	$3,789,975	$3,852,571	$3,601,002	$3,568,204

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$55,110	$59,868	$53,638	$24,797	$25,129
Impact of CECL adoption (1) - cumulative effect adjustment	—	—	—	5,072	—
Impact of CECL adoption - purchased loans with credit deterioration	—	—	—	231	—
Loans charged-off	(595)	(718)	(546)	(995)	(3,251)
Recoveries of loans charged-off	402	361	436	451	411
Net loans (charged-off) recovered	(193)	(357)	(110)	(544)	(2,840)
Provision for (reversal of) loan losses	(5,911)	(4,401)	6,340	24,082	2,508
Balance at end of period	$49,006	$55,110	$59,868	$53,638	$24,797

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$6,020	$6,365	$7,460	$1,455	$1,540
Impact of CECL adoption (1)	—	—	—	4,840	—
Provision for (reversal of) off-balance-sheet credit exposures (2)	366	(345)	(1,095)	1,165	(85)
Balance at end of period	$6,386	$6,020	$6,365	$7,460	$1,455
Total Allowance for Credit Losses	$55,392	$61,130	$66,233	$61,098	$26,252

(1)We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.
(2)Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.
Page-10

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Year Ended
	December 31,
	2020	2019
Income Statement:
Total interest income	$231,828	$240,787
Total interest expense	44,563	70,982
Net interest income	187,265	169,805
Provision for credit losses (1)	20,201	5,101
Net interest income after provision for credit losses	167,064	164,704
Noninterest income
Deposit services	24,359	26,038
Net gain on sale of securities available for sale	8,257	756
Gain on sale of loans	2,772	509
Trust fees	5,133	6,269
Bank owned life insurance	2,554	2,307
Brokerage services	2,271	2,080
Other	4,386	4,409
Total noninterest income	49,732	42,368
Noninterest expense
Salaries and employee benefits	77,225	73,731
Net occupancy	14,369	13,128
Advertising, travel & entertainment	2,147	2,964
ATM expense	1,018	894
Professional fees	4,224	4,717
Software and data processing	4,957	4,537
Communications	1,984	1,941
FDIC insurance	1,124	859
Amortization of intangibles	3,617	4,418
Other (1)	12,642	12,108
Total noninterest expense	123,307	119,297
Income before income tax expense	93,489	87,775
Income tax expense	11,336	13,221
Net income	$82,153	$74,554

Common Share Data:
Weighted-average basic shares outstanding	33,201	33,747
Weighted-average diluted shares outstanding	33,281	33,895
Common shares outstanding end of period	32,951	33,823
Earnings per common share
Basic	$2.47	$2.21
Diluted	2.47	2.20
Book value per common share	26.56	23.79
Tangible book value per common share (2)	20.16	17.45
Cash dividends paid per common share	1.30	1.26

Selected Performance Ratios:
Return on average assets	1.14%	1.17%
Return on average shareholders’ equity	9.91	9.53
Return on average tangible common equity (2)	13.79	13.80
Average yield on earning assets (FTE) (2)	3.75	4.28
Average rate on interest bearing liabilities	0.89	1.57
Net interest margin (FTE) (2)	3.07	3.06
Net interest spread (FTE) (2)	2.86	2.71
Average earning assets to average interest bearing liabilities	130.16	128.25
Noninterest expense to average total assets	1.72	1.86
Efficiency ratio (FTE) (2)	49.36	52.36

(1)Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.
(2)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-11

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Year Ended
	December 31,
	2020	2019
Nonperforming Assets:	$17,480	$17,449
Nonaccrual loans (1)	7,714	4,963
Accruing loans past due more than 90 days (1)	—	—
Troubled debt restructured loans (2)	9,646	12,014
Other real estate owned	106	472
Repossessed assets	14	—

Asset Quality Ratios:
Nonaccruing loans to total loans	0.21%	0.14%
Allowance for loan losses to nonaccruing loans	635.29	499.64
Allowance for loan losses to nonperforming assets	280.35	142.11
Allowance for loan losses to total loans	1.34	0.69
Nonperforming assets to total assets	0.25	0.26
Net charge-offs (recoveries) to average loans	0.03	0.21

Capital Ratios:
Shareholders’ equity to total assets	12.49	11.92
Common equity tier 1 capital	14.68	14.07
Tier 1 risk-based capital	16.08	15.46
Total risk-based capital	21.78	18.43
Tier 1 leverage capital	9.81	10.18
Period end tangible equity to period end tangible assets (3)	9.77	9.03
Average shareholders’ equity to average total assets	11.55	12.23

(1)Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.
(2)Prior to the adoption of CECL, included $0.8 million in PCI loans restructured as of December 31, 2019.
(3)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-12

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Year Ended
	December 31,
Loan Portfolio Composition	2020	2019
Real Estate Loans:
Construction	$581,941	$644,948
1-4 Family Residential	719,952	787,562
Commercial	1,295,746	1,250,208
Commercial Loans	557,122	401,521
Municipal Loans	409,028	383,960
Loans to Individuals	93,990	100,005
Total Loans	$3,657,779	$3,568,204

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$24,797	$27,019
Impact of CECL adoption (1) - cumulative effect adjustment	5,072	—
Impact of CECL adoption - purchased loans with credit deterioration	231	—
Loans charged-off	(2,854)	(8,933)
Recoveries of loans charged-off	1,650	1,610
Net loans (charged-off) recovered	(1,204)	(7,323)
Provision for (reversal of) loan losses	20,110	5,101
Balance at end of period	$49,006	$24,797

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$1,455	$1,890
Impact of CECL adoption (1)	4,840	—
Provision for (reversal of) off-balance-sheet credit exposures (2)	91	(435)
Balance at end of period	$6,386	$1,455
Total Allowance for Credit Losses	$55,392	$26,252

(1)We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.
(2)Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

Page-13

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	December 31, 2020			September 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,772,158	$39,936	4.21%	$3,815,989	$38,842	4.05%
Loans held for sale	5,012	36	2.86%	3,934	31	3.13%
Securities:
Taxable investment securities (2)	223,753	1,753	3.12%	145,724	1,175	3.21%
Tax-exempt investment securities (2)	1,298,584	11,413	3.50%	1,295,179	11,418	3.51%
Mortgage-backed and related securities (2)	1,082,302	6,693	2.46%	1,209,913	7,048	2.32%
Total securities	2,604,639	19,859	3.03%	2,650,816	19,641	2.95%
Federal Home Loan Bank stock, at cost, and equity investments	46,798	199	1.69%	60,528	249	1.64%
Interest earning deposits	22,938	18	0.31%	17,668	17	0.38%
Total earning assets	6,451,545	60,048	3.70%	6,548,935	58,780	3.57%
Cash and due from banks	83,228			80,368
Accrued interest and other assets	687,894			699,351
Less: Allowance for loan losses	(55,567)			(61,212)
Total assets	$7,167,100			$7,267,442
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$487,452	201	0.16%	$461,895	192	0.17%
Certificates of deposits	1,011,482	2,320	0.91%	1,172,179	3,568	1.21%
Interest bearing demand accounts	2,186,406	1,117	0.20%	2,069,751	1,102	0.21%
Total interest bearing deposits	3,685,340	3,638	0.39%	3,703,825	4,862	0.52%
Federal Home Loan Bank borrowings	896,484	2,125	0.94%	1,037,855	2,369	0.91%
Subordinated notes, net of unamortized debt issuance costs	158,692	2,051	5.14%	98,686	1,427	5.75%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,255	360	2.38%	60,253	378	2.50%
Other borrowings	29,661	23	0.31%	63,526	55	0.34%
Total interest bearing liabilities	4,830,432	8,197	0.68%	4,964,145	9,091	0.73%
Noninterest bearing deposits	1,381,120			1,371,748
Accrued expenses and other liabilities	101,478			96,219
Total liabilities	6,313,030			6,432,112
Shareholders’ equity	854,070			835,330
Total liabilities and shareholders’ equity	$7,167,100			$7,267,442
Net interest income (FTE)		$51,851			$49,689
Net interest margin (FTE)			3.20%			3.02%
Net interest spread (FTE)			3.02%			2.84%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2020 and September 30, 2020, loans totaling $7.7 million and $6.0 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-14

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2020			March 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,826,383	$39,766	4.18%	$3,587,143	$42,554	4.77%
Loans held for sale	3,213	28	3.50%	831	9	4.36%
Securities:
Taxable investment securities (2)	94,247	732	3.12%	70,293	512	2.93%
Tax-exempt investment securities (2)	1,320,772	11,560	3.52%	888,906	7,837	3.55%
Mortgage-backed and related securities (2)	1,359,941	9,044	2.67%	1,598,374	11,534	2.90%
Total securities	2,774,960	21,336	3.09%	2,557,573	19,883	3.13%
Federal Home Loan Bank stock, at cost, and equity investments	67,582	360	2.14%	62,976	425	2.71%
Interest earning deposits	24,097	23	0.38%	40,236	180	1.80%
Total earning assets	6,696,235	61,513	3.69%	6,248,759	63,051	4.06%
Cash and due from banks	78,326			76,739
Accrued interest and other assets	660,411			611,017
Less: Allowance for loan losses	(55,908)			(30,373)
Total assets	$7,379,064			$6,906,142
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$426,420	187	0.18%	$384,863	237	0.25%
Certificates of deposit	1,187,665	4,817	1.63%	1,362,427	6,346	1.87%
Interest bearing demand accounts	2,013,770	1,225	0.24%	1,975,837	3,336	0.68%
Total interest bearing deposits	3,627,855	6,229	0.69%	3,723,127	9,919	1.07%
Federal Home Loan Bank borrowings	1,197,097	2,929	0.98%	999,070	3,974	1.60%
Subordinated notes, net of unamortized debt issuance costs	98,641	1,412	5.76%	98,597	1,411	5.76%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,252	491	3.28%	60,234	600	4.01%
Other borrowings	205,724	163	0.32%	69,846	147	0.85%
Total interest bearing liabilities	5,189,569	11,224	0.87%	4,950,874	16,051	1.30%
Noninterest bearing deposits	1,310,651			1,042,341
Accrued expenses and other liabilities	77,431			88,168
Total liabilities	6,577,651			6,081,383
Shareholders’ equity	801,413			824,759
Total liabilities and shareholders’ equity	$7,379,064			$6,906,142
Net interest income (FTE)		$50,289			$47,000
Net interest margin (FTE)			3.02%			3.03%
Net interest spread (FTE)			2.82%			2.76%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of June 30, 2020 and March 31, 2020, loans totaling $5.6 million and $5.2 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-15

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2019
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,540,274	$43,166	4.84%
Loans held for sale	1,114	9	3.21%
Securities:
Taxable investment securities (2)	10,083	86	3.38%
Tax-exempt investment securities (2)	699,868	6,431	3.65%
Mortgage-backed and related securities (2)	1,674,503	12,197	2.89%
Total securities	2,384,454	18,714	3.11%
Federal Home Loan Bank stock, at cost, and equity investments	59,743	437	2.90%
Interest earning deposits	44,039	247	2.23%
Total earning assets	6,029,624	62,573	4.12%
Cash and due from banks	72,018
Accrued interest and other assets	574,124
Less: Allowance for loan losses	(25,618)
Total assets	$6,650,148
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$372,798	262	0.28%
Certificates of deposit	1,204,392	6,172	2.03%
Interest bearing demand accounts	1,936,969	4,067	0.83%
Total interest bearing deposits	3,514,159	10,501	1.19%
Federal Home Loan Bank borrowings	1,019,844	4,716	1.83%
Subordinated notes, net of unamortized debt issuance costs	98,554	1,426	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,250	643	4.23%
Other borrowings	17,874	71	1.58%
Total interest bearing liabilities	4,710,681	17,357	1.46%
Noninterest bearing deposits	1,049,211
Accrued expenses and other liabilities	73,408
Total liabilities	5,833,300
Shareholders’ equity	816,848
Total liabilities and shareholders’ equity	$6,650,148
Net interest income (FTE)		$45,216
Net interest margin (FTE)			2.98%
Net interest spread (FTE)			2.66%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2019, loans totaling $5.0 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-16

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Unaudited)
(Dollars in thousands)

	Year Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,750,657	$161,098	4.30%	$3,426,171	$172,715	5.04%
Loans held for sale	3,254	104	3.20%	1,551	63	4.06%
Securities:
Taxable investment securities (2)	133,785	4,172	3.12%	4,785	167	3.49%
Tax-exempt investment securities (2)	1,201,385	42,228	3.51%	593,729	22,004	3.71%
Mortgage-backed and related securities (2)	1,311,722	34,319	2.62%	1,665,686	50,486	3.03%
Total securities	2,646,892	80,719	3.05%	2,264,200	72,657	3.21%
Federal Home Loan Bank stock, at cost, and equity investments	59,439	1,233	2.07%	55,752	1,654	2.97%
Interest earning deposits	26,202	238	0.91%	50,252	1,250	2.49%
Federal funds sold	—	—	—	2,722	86	3.16%
Total earning assets	6,486,444	243,392	3.75%	5,800,648	248,425	4.28%
Cash and due from banks	79,677			76,895
Accrued interest and other assets	664,511			547,241
Less: Allowance for loan losses	(50,807)			(25,608)
Total assets	$7,179,825			$6,399,176
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$440,346	817	0.19%	$366,606	1,052	0.29%
Certificates of deposit	1,182,938	17,051	1.44%	1,149,171	23,741	2.07%
Interest bearing demand accounts	2,061,805	6,780	0.33%	1,963,936	19,772	1.01%
Total interest bearing deposits	3,685,089	24,648	0.67%	3,479,713	44,565	1.28%
Federal Home Loan Bank borrowings	1,032,269	11,397	1.10%	868,859	17,719	2.04%
Subordinated notes, net of unamortized debt issuance costs	113,736	6,301	5.54%	98,491	5,661	5.75%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,252	1,829	3.04%	60,248	2,775	4.61%
Other borrowings	91,940	388	0.42%	15,645	262	1.67%
Total interest bearing liabilities	4,983,286	44,563	0.89%	4,522,956	70,982	1.57%
Noninterest bearing deposits	1,277,011			1,017,836
Accrued expenses and other liabilities	90,548			76,017
Total liabilities	6,350,845			5,616,809
Shareholders’ equity	828,980			782,367
Total liabilities and shareholders’ equity	$7,179,825			$6,399,176
Net interest income (FTE)		$198,829			$177,443
Net interest margin (FTE)			3.07%			3.06%
Net interest spread (FTE)			2.86%			2.71%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2020 and 2019, loans totaling $7.7 million and $5.0 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-17

Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)
The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended					Year Ended
	2020				2019	2020	2019
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$29,572	$27,074	$21,554	$3,953	$17,335	$82,153	$74,554
After-tax amortization expense	652	696	735	774	814	2,857	3,490
Adjusted net income available to common shareholders	$30,224	$27,770	$22,289	$4,727	$18,149	$85,010	$78,044

Average shareholders' equity	$854,070	$835,330	$801,413	$824,759	$816,848	$828,980	$782,367
Less: Average intangibles for the period	(211,354)	(212,221)	(213,135)	(214,104)	(215,101)	(212,699)	(216,733)
Average tangible shareholders' equity	$642,716	$623,109	$588,278	$610,655	$601,747	$616,281	$565,634

Return on average tangible common equity	18.71%	17.73%	15.24%	3.11%	11.97%	13.79%	13.80%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$875,297	$839,148	$817,605	$795,800	$804,580	$875,297	$804,580
Less: Intangible assets at end of period	(210,860)	(211,685)	(212,566)	(213,497)	(214,477)	(210,860)	(214,477)
Tangible common shareholders' equity at end of period	$664,437	$627,463	$605,039	$582,303	$590,103	$664,437	$590,103

Total assets at end of period	$7,008,227	$7,190,960	$7,329,611	$7,273,638	$6,748,913	$7,008,227	$6,748,913
Less: Intangible assets at end of period	(210,860)	(211,685)	(212,566)	(213,497)	(214,477)	(210,860)	(214,477)
Tangible assets at end of period	$6,797,367	$6,979,275	$7,117,045	$7,060,141	$6,534,436	$6,797,367	$6,534,436

Period end tangible equity to period end tangible assets	9.77%	8.99%	8.50%	8.25%	9.03%	9.77%	9.03%

Common shares outstanding end of period	32,951	33,072	33,032	33,012	33,823	32,951	33,823
Tangible book value per common share	$20.16	$18.97	$18.32	$17.64	$17.45	$20.16	$17.45

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$48,707	$46,586	$47,271	$44,701	$43,176	$187,265	$169,805
Tax equivalent adjustments:
Loans	717	688	679	668	653	2,752	2,490
Tax-exempt investment securities	2,427	2,415	2,339	1,631	1,387	8,812	5,148
Net interest income (FTE) (1)	51,851	49,689	50,289	47,000	45,216	198,829	177,443
Noninterest income	10,900	11,141	12,193	15,498	10,465	49,732	42,368
Nonrecurring income (2)	24	(78)	(2,662)	(5,541)	(42)	(8,257)	(470)
Total revenue	$62,775	$60,752	$59,820	$56,957	$55,639	$240,304	$219,341

Noninterest expense	$31,315	$31,616	$29,856	$30,520	$30,944	$123,307	$119,297
Pre-tax amortization expense	(825)	(881)	(931)	(980)	(1,030)	(3,617)	(4,418)
Nonrecurring expense (3)	(758)	(315)	(39)	29	56	(1,083)	(26)
Adjusted noninterest expense	$29,732	$30,420	$28,886	$29,569	$29,970	$118,607	$114,853

Efficiency ratio	49.86%	52.77%	50.85%	54.10%	55.92%	51.85%	54.25%
Efficiency ratio (FTE) (1)	47.36%	50.07%	48.29%	51.91%	53.87%	49.36%	52.36%

Average earning assets	$6,451,545	$6,548,935	$6,696,235	$6,248,759	$6,029,624	$6,486,444	$5,800,648

Net interest margin	3.00%	2.83%	2.84%	2.88%	2.84%	2.89%	2.93%
Net interest margin (FTE) (1)	3.20%	3.02%	3.02%	3.03%	2.98%	3.07%	3.06%

Net interest spread	2.83%	2.65%	2.64%	2.61%	2.52%	2.68%	2.58%
Net interest spread (FTE) (1)	3.02%	2.84%	2.82%	2.76%	2.66%	2.86%	2.71%
(1)These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.
(2)These adjustments may include net gain and loss on sale of securities available for sale and loss on fair value hedges, in the periods where applicable.
(3)These adjustments may include foreclosure expenses and branch closure expenses, in the periods where applicable.
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